Form 10-K, Exhibit 13
period 2001-12-31
CAPITAL BANCORP INC
filed 2002-03-22
CIK 1136303

                                   EXHIBIT 13

                    EXCERPTS FROM THE CAPITAL BANCORP, INC.

                       2001 ANNUAL REPORT TO STOCKHOLDERS

                                   EXHIBIT 13

                       ANNUAL REPORT TO SECURITY HOLDERS

Portions of the Annual Report to Security Holders are incorporated herein by reference pursuant to the instructions to Form 10-K. These portions are "Selected Financial Data," the Management's Discussion and Analysis of Financial Condition and Results of Operation, and the Company's Consolidated Financial Statements for the year ended December 31, 2001. These items are incorporated by reference into Parts I, II, and III of this Report.

                  CAPITAL BANCORP, INC. SELECTED FINANCIAL DATA
                     (FORMERLY CAPITAL BANK & TRUST COMPANY)

                                                             IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                         AS OF DECEMBER 31,
                                                   ---------------------------------------------------------------
                                                     2001          2000          1999         1998          1997
                                                   --------       -------       -------      -------        ------
CONSOLIDATED
BALANCE SHEETS:

Total assets end of year                           $181,412       166,942       136,313      113,687        81,616
Loans, net                                         $138,952       114,703       102,912       73,691        54,096
Securities                                         $ 23,347        25,990        24,926       18,146        18,301
Deposits                                           $150,093       144,093       100,978       90,705        66,392
Stockholders' equity                               $ 16,521        15,282        19,062       14,216        13,294

                                                                          Years Ended December 31
CONSOLIDATED STATEMENTS                            -----------------------------------------------------------------
OF EARNINGS:                                         2001          2000          1999          1998          1997
                                                   --------       -------       -------      -------        ------

Interest income                                     $13,254        13,338        10,084        7,945         5,989
Interest expense                                      6,466         6,997         4,520        3,687         2,761
                                                   --------       -------       -------      -------        ------
       Net interest income                            6,788         6,341         5,564        4,258         3,228

Provision for possible loan losses                      570           792           450          280           180
                                                   --------       -------       -------      -------        ------
Net interest income after provision for
   possible loan losses                               6,218         5,549         5,114        3,978         3,048
Non-interest income                                   1,308           812           762          659           357
Non-interest expense                                  5,945         5,095         4,201        3,101         2,380
                                                   --------       -------       -------      -------        ------

Earnings before income taxes                          1,581         1,266         1,675        1,536         1,025

Income taxes                                            592           179           637          598           189
                                                   --------       -------       -------      -------        ------

Net earnings                                       $    989         1,087         1,038          938           836
                                                   ========       =======       =======      =======        ======

Comprehensive earnings                             $  1,189         1,520           384          914           891
                                                   ========       =======       =======      =======        ======

Cash dividends declared                            $    --            --            --           --            --
                                                   ========       =======       =======      =======        ======

PER SHARE DATA:

Basic earnings per common share                    $   0.63          0.68          0.64         0.69          0.70
Diluted earnings per common share                  $   0.62          0.65          0.59         0.56          0.59
Cash dividends                                     $    --            --            --           --            --
Book value                                         $  10.55          9.79         10.53        10.42          9.75

RATIOS:

Return on average stockholders' equity                 6.19%         7.26%         6.06%        6.81%         7.62%
Return on average assets                               0.57%         0.72%         0.86%        1.00%         1.18%
Capital to assets                                      9.11%         9.15%        13.98%       12.50%        16.29%
Dividends declared per share as percentage of
   basic earnings per share                             -- %          -- %          -- %         -- %          -- %

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The purpose of this discussion is to provide insight into the financial condition and results of operations of the Company and its subsidiary. This discussion should be read in conjunction with the consolidated financial statements.

FORWARD-LOOKING STATEMENTS

         Management's discussion of the Company, and management's analysis of the Company's operations and prospects, and other matters, may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other provisions of federal and state securities laws. Although the Company believes that the assumptions underlying such forward-looking statements contained in this Report are reasonable, any of the assumptions could be inaccurate and, accordingly, there can be no assurance that the forward-looking statements included herein will prove to be accurate. The use of such words as expect, anticipate, forecast, and comparable terms should be understood by the reader to indicate that the statement is "forward-looking" and thus subject to change in a manner that can be unpredictable. Factors that could cause actual results to differ from the results anticipated, but not guaranteed, in this Report, include (without limitation) economic and social conditions, competition for loans, mortgages, and other financial services and products, changes in interest rates, unforeseen changes in liquidity, results of operations and financial condition affecting the Company's customers, as well as other risks that cannot be accurately quantified or completely identified. Many factors affecting the Company's financial condition and profitability, including changes in economic conditions, the volatility of interest rates, political events and competition from other providers of financial services simply cannot be predicted. Because these factors are unpredictable and beyond the Company's control, earnings may fluctuate from period to period. The purpose of this type of information is to provide readers with information relevant to understanding and assessing the financial condition and results of operations of the Company, and not to predict the future or to guarantee results. The Company is unable to predict the types of circumstances, conditions, and factors that can cause anticipated results to change. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of changes or unanticipated events, circumstances, or results.

GENERAL

      Effective July 1, 2001, Capital Bancorp, Inc. ("Company") acquired 100% of the common stock of Capital Bank & Trust Company ("Bank"), and accordingly, became a one bank holding company. Management believes that the holding company structure will permit greater flexibility in the expansion of the Company's present business and will allow the Company to be more responsive to its customers broadening and changing financial needs. The transaction has been treated as a reorganization for accounting purposes; and accordingly, the comments included in this analysis are made considering the share exchange was effective retroactive for all periods discussed. Capital Bank & Trust Company is a community bank headquartered in Nashville, Tennessee serving Davidson, Sumner and Wilson Counties, Tennessee and surrounding counties as its primary market area. During the year ended December 31, 2000 the Bank opened two new branches in Sumner County, Tennessee at a land and building cost of $2,806,000. During the year ended December 31, 2001, the Company opened a new branch in Western Wilson County at a land and building cost of $1,393,000. The Company serves as a financial intermediary whereby its profitability is determined to a large degree by the interest spread it achieves and the successful measurement of risks. The Company's management believes that its market area offers an environment for continued growth and the Company's target market is local consumers, professionals and small businesses. The Company offers a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposits, and loans for consumer, commercial and real estate purposes. Deposit instruments in the form of

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


demand deposits, money market savings and certificates of deposits are offered to customers to establish the Company's core deposit base.

      Management believes there is an opportunity to increase the loan portfolio. The Company has targeted commercial business lending, commercial and residential real estate lending, and consumer lending as areas of focus. It is the Company's intention to limit the size of its loan portfolio to approximately 80% of deposit balances; however, the quality of lending opportunities as well as the desired loan to deposit ratio will determine the size of the loan portfolio. At December 31, 2001 and 2000 the ratio was 94.0% and 80.9%, respectively. As a practice, the Company generates substantially all of its own loans but occasionally buys participations from other institutions. The Company attempts, to the extent practical, to maintain a loan portfolio which is capable of adjustment to swings in interest rates. The Company's policy is to have a diverse loan portfolio not dependent on any particular market or industrial segment.

CAPITAL RESOURCES, CAPITAL AND DIVIDENDS

      The Company's principal regulators have established required minimum capital levels for the Company and its subsidiary. Under these regulations, banks must maintain certain capital levels as a percentage of average total assets (leverage capital ratio) and as a percentage of total risk-based assets (risk-based capital ratio). Under the risk-based requirements, various categories of assets and commitments are assigned a percentage related to credit risk ranging from 0% for assets backed by the full faith and credit of the United States to 100% for loans other than residential real estate loans and certain off-balance sheet commitments. Total capital is characterized as either Tier 1 capital - common stockholders' equity, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred - or total risk-based capital which includes the allowance for loan losses up to 1.25% of risk weighted assets, perpetual preferred stock, subordinated debt and various other hybrid capital instruments, subject to various limits. Goodwill is not includable in Tier 1 or total risk-based capital. Net unrealized gains and losses on available-for-sale securities are excluded for the regulatory capital ratios. The Company and its subsidiary must maintain a Tier 1 capital to risk-based assets of at least 4.0%, a total risk-based capital to risk-based assets ratio of at least 8.0% and a leverage capital ratio defined as Tier 1 capital to adjusted total average assets for the most recent quarter of at least 4%. The same ratios are also required in order for a bank to be considered "adequately capitalized" under the Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions "prompt corrective action" regulations, which impose certain operating restrictions on institutions which are not adequately capitalized. The Company and the Bank have a Tier 1 risk based ratio of 11.5%, a total risk-based capital ratio of 12.8% and a leverage capital ratio of 9.2%, and were therefore within the "well capitalized" category under the regulations. The comparable ratios at December 31, 2000 were 12.4%, 13.7% and 9.4%, respectively.

      During 2000, the Company acquired 250,000 shares of common stock at a price of $18.00 per share from its then largest shareholder. In addition, the shareholder exercised all of his options for 112,500 shares at a total exercise price of $1,225,000. The Company then acquired these shares at $18.00 per share. The net effect of these transactions was to reduce the total capital of the Company by $5,300,000. The Company's capital was increased during 2000 resulting from net earnings of $1,087,000 and a decrease in the net unrealized loss on available-for-sale securities, net of taxes of $433,000. All this activity resulted in a decline in stockholders' equity of $3,780,000 from $19,062,000 at December 31, 1999 to $15,282,000 at December 31, 2000. The decrease in stockholders' equity and an increase in the Bank's assets resulted in the lower capital ratios at December 31, 2000. Management believes that the lower capital and resulting higher leveraged capital position will ultimately result in a higher return on

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


equity for the stockholders while at the same time maintaining sound capital ratios that meet the regulatory requirements.

FINANCIAL CONDITION

      During 2001, total assets increased $14,470,000 or 8.7% from $166,942,000 at December 31, 2000 to $181,412,000 at December 31, 2001. Loans, net of allowance for possible loan losses, increased from $114,703,000 to $138,952,000 or 21.1% during fiscal year 2001. The net increase in loans for 2001 was due primarily to a 15.6% increase in commercial, financial and agricultural loans, a 14.7% increase in installment loans, a 34.8% increase in real estate - mortgage loans and a 12.7% increase in real estate - construction loans.

      Securities decreased 10.2% from $25,990,000 at December 31, 2000 to $23,347,000 at December 31, 2001. The carrying value of securities of U.S. Treasury and other U.S. Government obligations decreased $10,728,000, obligations of state and political subdivisions increased $8,000, corporate and other securities increased $58,000 and there was an increase in mortgage backed securities of $8,019,000. At December 31, 2001 the market value of the Company's securities portfolio was greater than its amortized cost by $29,000 (.1%). At December 31, 2000 the market value of the Company's securities portfolio was less than its amortized cost by $294,000 (1.1%). The weighted average yield (stated on a tax-equivalent basis, assuming a Federal income tax rate of 34%) of the securities at December 31, 2001 was 5.2%.

      The Company applies the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities". Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:


        - Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

        - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and

        - Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.


      The Company's classification of securities as of December 31, 2001 is as follows:

--------------------------------------------------------------------------------

                                                          AVAILABLE-FOR-SALE
                                                       ------------------------
                                                                      ESTIMATED
                                                       AMORTIZED        MARKET
                                                         COST           VALUE
                                                       ---------      ---------
                                                             (In Thousands)
U.S. Treasury and other U. S. government
     agencies and corporations                          $10,078        10,052
Obligations of states and political subdivisions          1,104         1,121
Mortgage-backed securities                               11,040        11,078
Corporate and other securities                            1,096         1,096
                                                        -------        ------
                                                        $23,318        23,347
                                                        =======        ======

--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


      During the year ended December 31, 1999, the net increase in capital included $654,000 which represents the unrealized loss on securities available-for-sale of $1,054,000 net of applicable taxes of $400,000. During the year ended December 31, 2000 the net increase in capital included $433,000 which represents the unrealized appreciation in securities available-for-sale of $697,000 net of applicable taxes of $264,000. During the year ended December 31, 2001 the net increase in capital included $200,000 which represents the unrealized appreciation in securities available-for-sale of $322,000 net of applicable taxes of $122,000.

      The increase in assets in 2001 was funded primarily by increases in deposits. Total deposits increased from $144,093,000 at December 31, 2000 to $150,093,000 at December 31, 2001 representing an increase of 4.2%. Demand deposit accounts increased 42.0% from $10,535,000 at December 31, 2000 to $14,962,000 at December 31, 2001. Additionally, an increase in certificates of deposit and individual retirement accounts $100,000 or greater accounts of $7,251,000 or 29.4% contributed to the increases in deposits for 2001. Money market demand deposits decreased by $4,806,000 or 7.2% as a result of management's change in pricing strategy. Securities sold under repurchase agreements increased $1,309,000 during 2001 and advances from Federal Home Loan Bank increased $6,000,000 in 2001.

      The Company's allowance for loan losses at December 31, 2001 was $2,122,000 as compared to $1,886,000 at December 31, 2000. Non-performing loans amounted to $1,770,000 at December 31, 2001 compared to $1,579,000 at December 31, 2000. Non-performing loans are loans which have been placed on non-accrual status, loans 90 days past due plus renegotiated loans. Net charge-off's totaled $334,000 for 2001 and $236,000 for 2000. The provision for possible loan losses was $570,000 in 2001, $792,000 in 2000 and $450,000 in 1999. The net
charge-off's in 2001, 2000 and 1999 are considered by management to be reasonable.

      The allowance for possible loan losses, amounting to $2,122,000 at December 31, 2001, represents 1.5% of total loans outstanding. At December 31, 2000, the allowance for possible loan losses represented 1.6% of total loans outstanding. Management has in place a system to identify and monitor problem loans. Management believes the allowance for possible loan losses at December 31, 2001 to be adequate.

LIQUIDITY

      Liquidity represents the ability to efficiently and economically accommodate decreases in deposits and other liabilities, as well as fund increases in assets. A Company has liquidity potential when it has the ability to obtain sufficient funds in a timely manner at a reasonable cost. The availability of funds through deposits, the purchase and sales of securities in the investment portfolio, the use of funds for consumer and commercial loans and the access to debt markets affect the liquidity of the Company. The Company's loan to deposit ratio was approximately 94.0% and 80.9% at December 31, 2001 and December 31, 2000, respectively.

      The Company's investment portfolio, as represented above, consists of earning assets that provide interest income.

      Funds management decisions must reflect management's intent to maintain profitability in both the immediate and long-term earnings. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets periodically to analyze the rate sensitivity position of the Company. These meetings focus on the spread between the Company's cost of funds and interest yields generated primarily through loans and investments.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Capital Bancorp, Inc. presently maintains a liability sensitive position over the 2002 year or a negative gap. Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. For example, the six month gap is a picture of the possible repricing over a six month period. The following table shows the rate sensitivity gaps for different time periods as of December 31, 2001:

   ------------------------------------------------------------------------------------------------------------
    INTEREST-RATE SENSITIVITY                                                           ONE YEAR
             GAPS:                            1-90          91-180        181-365          AND
         (IN THOUSANDS)                       DAYS           DAYS          DAYS          LONGER        TOTAL
   -----------------------------           --------------------------------------------------------------------
   Interest-earning assets                 $    63,815         5,445          6,360        95,016       170,636
   Interest-bearing liabilities                100,312        13,389         21,531        13,753       148,985
                                           -----------     ---------     ----------    ----------    ----------

   Interest sensitivity gap                $   (36,497)       (7,944)       (15,171)       81,263        21,651
                                           ===========     =========     ==========    ==========    ==========

   Cumulative gap                          $   (36,497)      (44,441)       (59,612)       21,651
                                           ===========     =========     ==========    ==========

   Interest rate sensitivity gap
     as a % of total assets                     (20.12)%       (4.38)%        (8.36)%       44.79%
                                           ===========     =========     ==========    ==========

   Cumulative gap as a % of
     total assets                               (20.12)%      (24.50)%       (32.86)%       11.93%
                                           ===========     =========     ==========    ==========

   ------------------------------------------------------------------------------------------------------------


      Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal, money market demand, demand deposit and regular savings accounts. Management does not anticipate that there will be significant withdrawals from these accounts in the future.

      It is anticipated that with present maturities, the anticipated growth in deposit base, and the efforts of management in its asset/liability management program, liquidity will not pose a problem in the foreseeable future. At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in or that are reasonably likely to result in the Company's liquidity changing in any material way.

RESULTS OF OPERATIONS

      Net earnings for 2001 totaled $989,000 which was a decrease of $98,000 or 9.0% from $1,087,000 for 2000. Net earnings for the year ended December 31, 2000 were $1,087,000, an increase of $49,000 or 4.7% from fiscal year 1999. Basic earnings per common share was $.63 in 2001, $.68 in 2000 and $.64 in 1999. Diluted earnings per common share were $.62, $.65 and $.59 in 2001, 2000 and 1999, respectively. Average earning assets increased $18,813,000 for the year ended December 31, 2001 as compared to the year ended December 31, 2000. Average earning assets increased $28,637,000 for the year ended December 31, 2000 as compared to the year ended December 31, 1999. Additionally, the net interest spread decreased from 4.15% in 2000 to 4.01% in 2001. The net interest spread was 4.36%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


in 1999. Net interest spread is defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds, as calculated on a fully taxable equivalent basis. The decrease in the net interest spread is attributable to funding of interest bearing assets by increases in securities sold under repurchase agreements and advances from the Federal Home Loan Bank. These items typically have higher interest rates than are paid on customer deposits.

      Net interest income before provision for possible loan losses for 2001 totaled $6,788,000 as compared to $6,341,000 for 2000 and $5,564,000 for 1999.
The provision for possible loan losses was $570,000 in 2001, $792,000 in 2000 and $450,000 in 1999. Net charge-off's in 2001 were $334,000 as compared to 236,000 in 2000 and $146,000 in 1999. Management does not consider the charge-off's to be a trend.

      Non-interest income increased 61.1% to $1,308,000 in 2001 from $812,000 in 2000. The increase is primarily the result of increases in service charges on deposit accounts of $230,000, gain on sale of loans of $210,000 and other fees and commissions of $55,000. Non-interest income of $812,000 in 2000 was an increase of approximately 6.6% from $762,000 in 1999. The increase in 2000 resulted primarily from increases in service charges on deposits of $94,000, other fees and commissions of $40,000 offset by a reduction in the gain on sale of loans of $84,000.

      Non-interest expense increased 16.7% to $5,945,000 in 2001 from $5,095,000 in 2000. Non-interest expense was $4,201,000 in 1999. Non-interest expense which includes, among other things, salaries and employee benefits, occupancy expenses, furniture and equipment expenses, data processing, Federal deposit insurance and state banking fees, supplies and general operating costs increased commensurate with the continued growth of the Company. The increase in 2001 was primarily attributable to an increase in salaries and employment benefits of $470,000 (16.4%), an increase in occupancy expenses of $157,000 (28.9%), an increase in furniture and equipment expenses of $54,000 (17.1%) and increases in other operating expenses of $101,000 or 9.1%. The non-interest expense increased approximately 21.3% from 1999 to 2000 and was due primarily to increases in salaries and employees benefits, occupancy expenses, furniture and equipment expenses, and other operating expenses.

      Income tax expense increased to $592,000 in 2001 from $179,000 in 2000. The tax expense for 2000 was reduced significantly as a result of a compensation deduction of $800,000 related to stock options exercised pursuant to a nonqualified stock option plan. The combined Federal and state income tax effect of this item was $304,000. The balance of the increase in tax expenses results primarily from an increase in pretax earnings. The income tax expense for 1999 was $637,000.

      Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company's liquidity, capital resources or operations.

IMPACT OF INFLATION

      Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance since they impact both interest revenues and interest costs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Company's assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of the Company's current operations, the

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Company is not presently subject to foreign currency exchange or commodity price risk.

      Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets periodically to analyze the rate sensitivity position. Such meetings are intended to focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 2001:

-------------------------------------------------------------------------------------------------------------------------
                                                          EXPECTED MATURITY DATE -
         HELD FOR PURPOSES                                YEAR ENDING DECEMBER 31,
         OTHER THAN TRADING           -------------------------------------------------------------              FAIR
           (IN THOUSANDS)                2002     2003-2004   2005-2006  2007-2011    THEREAFTER      TOTAL     VALUE
------------------------------------  -----------------------------------------------------------------------------------
EARNING ASSETS:

  Loans, net of unearned interest     $ 46,349      47,003     32,995      11,733        2,994        141,074   139,427
    Average interest rate                 6.56%       8.05%      7.60%       5.99%        7.76%          7.27%

  Securities                             1,212       2,514      6,681       2,341       10,599         23,347    23,347
    Average interest rate                 5.88%       4.26%      4.35%       4.09%        6.16%          5.17%

  Loans held for sale                    3,514         --         --          --           --           3,514     3,514
    Average interest rate                 7.35%        --         --          --           --            7.35%

  Interest-bearing deposits in             251         --         --          --           --             251       251
    financial institutions                4.99%        --         --          --           --            4.99%

INTEREST-BEARING LIABILITIES:

  Interest-bearing time deposits        56,773       2,578        176         --           --          59,527    60,361
    Average interest rate                 5.14%       5.28%      5.08%        --           --            5.14%

  Negotiable order of withdrawal        12,137         --          --         --           --          12,137    12,137
    accounts                              1.36%        --          --         --           --            1.36%

  Money market demand accounts          62,250         --          --         --           --          62,250    62,250
    Average interest rate                 3.79%        --          --         --           --            3.79%

  Savings deposits                       1,217         --          --         --           --           1,217     1,217
    Average interest rate                 1.01%        --          --         --           --            1.01%

  Securities sold under repurchase       2,854         --          --         --           --           2,854     2,854
    agreements                            3.27%        --          --         --           --            3.27%

  Advances from Federal                    --          --          --      11,000          --          11,000    11,498
    Home Loan Bank                         --          --          --        5.25%         --            5.25%

-------------------------------------------------------------------------------------------------------------------------

                              CAPITAL BANCORP, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

                   (WITH INDEPENDENT AUDITOR'S REPORT THEREON)

                           MAGGART & ASSOCIATES, P.C.
                          Certified Public Accountants

                            150 FOURTH AVENUE, NORTH
                                   SUITE 2150
                        NASHVILLE, TENNESSEE 37219-2417
                            Telephone (615) 252-6100
                            Facsimile (615) 252-6105



                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Capital Bancorp, Inc.


We have audited the accompanying consolidated balance sheets of Capital Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                         Maggart & Associates, P.C.


February 14, 2002

                              CAPITAL BANCORP, INC.

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                                                            (In Thousands)
                                                                        ----------------------
                                                                          2001         2000
                                                                          ----         ----
                                      ASSETS

Loans, net of allowance for possible loan losses of $2,122,000
   and $1,886,000, respectively                                         $138,952     $ 114,703
Securities available-for-sale, at market (amortized
   cost $23,318,000 and $26,284,000, respectively)                        23,347        25,990
Loans held for sale                                                        3,514           765
Interest-bearing deposits in financial institutions                          251           496
Federal funds sold                                                         2,450        11,415
                                                                        --------     ---------
                  Total earning assets                                   168,514       153,369
                                                                        --------     ---------

Cash and due from banks                                                    4,040         5,300
Premises and equipment, net                                                5,428         4,562
Accrued interest receivable                                                  868         1,124
Deferred income taxes                                                        724           767
Other real estate                                                            244           493
Other assets                                                               1,594         1,327
                                                                        --------     ---------

                  Total assets                                          $181,412     $ 166,942
                                                                        ========     =========


                       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                $150,093     $ 144,093
Securities sold under repurchase agreements                                2,854         1,545
Accrued income taxes                                                          33          --
Accrued interest and other liabilities                                       911         1,022
Advances from Federal Home Loan Bank                                      11,000         5,000
                                                                        --------     ---------
                  Total liabilities                                      164,891       151,660
                                                                        --------     ---------

Stockholders' equity:
   Preferred stock, no par value, authorized 20,000,000 shares,
     no shares issued                                                       --            --
   Common stock, par value $4 per share, authorized 20,000,000 shares, 1,565,271 and 1,560,271 shares issued and outstanding,
     respectively                                                          6,261         6,241
   Additional paid-in capital                                              5,909         5,879
   Retained earnings                                                       4,333         3,344
   Net unrealized gain (loss) on available-for-sale securities, net
     of taxes of $11,000 and $112,000, respectively                           18          (182)
                                                                        --------     ---------
                  Total stockholders' equity                              16,521        15,282
                                                                        --------     ---------

COMMITMENTS AND CONTINGENCIES

                  Total liabilities and stockholders' equity            $181,412     $ 166,942
                                                                        ========     =========

See accompanying notes to consolidated financial statements.

                              CAPITAL BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2001

                                                                                (In Thousands)
                                                                       -------------------------------
                                                                         2001        2000        1999
                                                                         ----        ----        ----
Interest income:
   Interest and fees on loans                                          $11,488     $11,335     $ 8,287
   Interest and dividends on securities:
     Taxable securities                                                  1,120       1,589       1,366
     Exempt from Federal income taxes                                       51          51          40
   Interest on loans held for sale                                         144          83         140
   Interest on Federal funds sold                                          408         261         178
   Interest on interest-bearing deposits in financial institutions          43          19          73
                                                                       -------     -------     -------
                  Total interest income                                 13,254      13,338      10,084
                                                                       -------     -------     -------

Interest expense:
   Interest on savings accounts                                             11          11          15
   Interest on negotiable order of withdrawal accounts                     145         139          60
   Interest on money market accounts                                     2,379       3,094       1,581
   Interest on certificates of deposits over $100,000                    1,681       1,254         693
   Interest on certificates of deposits - other                          1,716       1,780       1,632
   Interest on securities sold under repurchase agreements                  81          82          34
   Interest on Federal funds purchased                                    --            75          21
   Interest on advances from Federal Home Loan Bank                        453         562         484
                                                                       -------     -------     -------
                  Total interest expense                                 6,466       6,997       4,520
                                                                       -------     -------     -------

Net interest income before provision for possible loan losses            6,788       6,341       5,564
Provision for possible loan losses                                         570         792         450
                                                                       -------     -------     -------
Net interest income after provision for possible loan losses             6,218       5,549       5,114

Non-interest income:
   Service charges on deposit accounts                                     590         360         266
   Other fees and commissions                                              126          71          31
   Gain on sales of loans                                                  591         381         465
   Gain on disposal of premises and equipment                                1        --          --
                                                                       -------     -------     -------
                  Total non-interest income                              1,308         812         762
                                                                       -------     -------     -------

Non-interest expense:
   Employee salaries and benefits                                        3,342       2,872       2,442
   Occupancy expenses                                                      701         544         469
   Furniture and equipment expenses                                        370         316         250
   FDIC insurance and state banking fees                                    60          54          32
   Data processing expenses                                                197         156         146
   Loss on sale of other real estate                                        67          46        --
   Other operating expenses                                              1,208       1,107         862
                                                                       -------     -------     -------
                  Total non-interest expense                             5,945       5,095       4,201
                                                                       -------     -------     -------

                  Earnings before income taxes                           1,581       1,266       1,675

Income taxes                                                               592         179         637
                                                                       -------     -------     -------

                  Net earnings                                         $   989     $ 1,087     $ 1,038
                                                                       =======     =======     =======

Basic earnings per common share                                        $   .63     $   .68     $   .64
                                                                       =======     =======     =======

Diluted earnings per common share                                      $   .62     $   .65     $   .59
                                                                       =======     =======     =======

See accompanying notes to consolidated financial statements.

                              CAPITAL BANCORP, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2001

                                                                         (In Thousands)
                                                                  -----------------------------
                                                                   2001       2000        1999
                                                                   ----       ----        ----
Net earnings                                                      $  989     $1,087     $ 1,038
                                                                  ------     ------     -------

Other comprehensive earnings (losses), net of tax:
   Unrealized gains (losses) on available-for-sale securities arising during period, net of tax expense of $122,000
     and $264,000 and tax benefits of $400,000, respectively         200        433        (654)
                                                                  ------     ------     -------
                  Other comprehensive earnings (losses)              200        433        (654)
                                                                  ------     ------     -------

                  Comprehensive earnings                          $1,189     $1,520     $   384
                                                                  ======     ======     =======



See accompanying notes to consolidated financial statements.

                              CAPITAL BANCORP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2001

                                                                         (In Thousands)
                                       ------------------------------------------------------------------------------
                                                                                                 Net
                                                                                              Unrealized
                                                                                              Gain (Loss)
                                                                                             On Available-
                                       Preferred     Common                     Retained       For-Sale
                                         Stock        Stock        Surplus      Earnings      Securities      Total
                                       ---------     ------        -------      --------     -------------    -----
Balance December 31, 1998               $ --        $ 5,456       $  7,502       $1,219          $  39       $ 14,216

Issuance of 446,172 shares of
   common stock related to
   exercise of warrants                   --          1,785          2,677         --             --            4,462

Net change in unrealized gain on
   available-for-sale securities,
   net of taxes of $400,000               --           --             --           --             (654)          (654)

Net earnings for the year                 --           --             --          1,038           --            1,038
                                        ------      -------       --------       ------          -----       --------

Balance December 31, 1999                 --          7,241         10,179        2,257           (615)        19,062

Issuance of 112,500 shares of
   common stock related to
   exercise of stock options              --           --            1,225         --             --            1,225

Redemption of 112,500 stock
   options                                --           --           (2,025)        --             --           (2,025)

Redemption of 250,000 shares of
   common stock                           --         (1,000)        (3,500)        --             --           (4,500)

Net change in unrealized gain on
   available-for-sale securities,
   net of taxes of $264,000               --           --             --           --              433            433

Net earnings for the year                 --           --             --          1,087           --            1,087
                                        ------      -------       --------       ------          -----       --------

Balance December 31, 2000                 --          6,241          5,879        3,344           (182)        15,282

Issuance of 5,000 shares of common
   stock related to exercise of
   stock options                          --             20             30         --             --               50

Net change in unrealized gain on
   available-for-sale securities,
   net of taxes of $122,000               --           --             --           --              200            200

Net earnings for the year                 --           --             --            989           --              989
                                        ------      -------       --------       ------          -----       --------

Balance December 31, 2001               $ --        $ 6,261       $  5,909       $4,333          $  18       $ 16,521
                                        ======      =======       ========       ======          =====       ========

See accompanying notes to consolidated financial statements.

                              CAPITAL BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                (In Thousands)
                                                                     -------------------------------------
                                                                       2001          2000          1999
                                                                       ----          ----          ----
Cash flows from operating activities:
   Interest received                                                 $ 13,401      $ 12,913      $  9,567
   Fees received                                                          716           431           297
   Interest paid                                                       (6,518)       (7,003)       (4,445)
   Cash paid to suppliers and employees                                (5,998)       (4,966)       (4,288)
   Proceeds from loan sales                                            41,645        21,614        32,097
   Originations of loans held for sale                                (43,803)      (21,337)      (30,135)
   Income taxes paid                                                     (439)         (585)         (782)
                                                                     --------      --------      --------
              Net cash provided by (used in) operating activities        (996)        1,067         2,311
                                                                     --------      --------      --------

Cash flows from investing activities:
   Purchase of available-for-sale securities                          (19,948)       (1,385)      (14,685)
   Proceeds from maturities of available-for-sale securities           23,023         1,275         7,041
   Loans made to customers, net of repayments                         (25,459)      (13,201)      (30,066)
   Purchase of premises and equipment                                  (1,275)       (3,277)         (940)
   Proceeds from disposal of premises and equipment                         4          --            --
   Decrease (increase) in interest-bearing deposits in
     financial institutions                                               245           (63)        2,036
   Expenditures on other real estate                                      (12)          (30)           (7)
   Proceeds from sale of other real estate                                834           511          --
                                                                     --------      --------      --------

              Net cash used in investing activities                   (22,588)      (16,170)      (36,621)
                                                                     --------      --------      --------

Cash flows from financing activities:
   Net increase (decrease) in non-interest bearing, savings
     and NOW deposit accounts                                             823        43,370        (3,224)
   Net increase (decrease) in time deposits                             5,177          (255)       13,497
   Proceeds from sale of common stock                                    --            --           4,462
   Redemption of common stock and stock options                          --          (6,525)         --
   Proceeds from exercise of stock options                                 50         1,225          --
   Increase (decrease) in securities sold under repurchase
     agreements                                                         1,309          (638)        2,183
   Net increase (decrease) in advances from Federal Home
     Loan Bank                                                          6,000        (8,275)        5,275
                                                                     --------      --------      --------
              Net cash provided by financing activities                13,359        28,902        22,193
                                                                     --------      --------      --------

Net increase (decrease) in cash and cash equivalents                  (10,225)       13,799       (12,117)

Cash and cash equivalents at beginning of year                         16,715         2,916        15,033
                                                                     --------      --------      --------

Cash and cash equivalents at end of year                             $  6,490      $ 16,715      $  2,916
                                                                     ========      ========      ========


See accompanying notes to consolidated financial statements.

                              CAPITAL BANCORP, INC.

                       THREE YEARS ENDED DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                              (In Thousands)
                                                                    ---------------------------------
                                                                      2001         2000        1999
                                                                      ----         ----        ----
Reconciliation of net earnings to net cash provided by
   (used in) operating activities:
     Net earnings                                                   $   989      $ 1,087      $ 1,038
     Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
         Depreciation, amortization and accretion                       359          125          112
         Provision for possible loan losses                             570          792          450
         FHLB dividend reinvestment                                     (58)         (58)         (52)
         Provision for deferred income taxes                            (79)        (207)        (102)
         Gain on disposal of premises and equipment                      (1)        --           --
         Loss on sale of other real estate                               67           46         --
         Decrease (increase) in accrued interest receivable             256         (168)        (327)
         Decrease (increase) in loans held for sale                  (2,749)        (104)       1,497
         Increase (decrease) in accrued interest payable                (52)          (6)          75
         Increase in other assets                                      (271)        (653)        (354)
         Increase (decrease) in other liabilities                       (59)         255          (16)
         Increase (decrease) in accrued income taxes                     32          (42)         (10)
                                                                    -------      -------      -------
           Total adjustments                                         (1,985)         (20)       1,273
                                                                    -------      -------      -------

           Net cash provided by (used in) operating activities      $  (996)     $ 1,067      $ 2,311
                                                                    =======      =======      =======



Supplemental Schedule of Non-Cash Activities:

   Unrealized gain (loss) on available-for-sale securities,
       net of tax expense of $122,000 and $264,000
       and tax benefits of $400,000, respectively                   $   200      $   433      $  (654)
                                                                    =======      =======      =======

   Non-cash transfers from loans to other real estate               $   640      $   618      $   395
                                                                    =======      =======      =======


See accompanying notes to consolidated financial statements.

                              CAPITAL BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2001, 2000 AND 1999


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Capital Bancorp, Inc. and Subsidiary are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the more significant policies.

         (A)      PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Capital Bank & Trust Company and its wholly-owned subsidiaries, CBTC Corporation and Capital Housing Improvement Projects, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. On April 24, 2001, the stockholders of Capital Bank & Trust Company voted to exchange their stock for stock in Capital Bancorp, Inc. Effective July 1, 2001, Capital Bancorp, Inc. became a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. The transaction has been treated as a reorganization for accounting purposes. The transaction has no effect on the previously reported data included in the 2000 and 1999 financial statements of Capital Bank & Trust Company.

         (B)      NATURE OF OPERATIONS

                  Capital Bank & Trust Company is a state chartered bank which began operations on May 25, 1994. Capital Bank & Trust Company provides full banking services. As a state bank, the Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The area served by Capital Bank & Trust Company is Davidson and surrounding counties of Middle Tennessee. Services are provided at the main office in Nashville, Tennessee and five branches.

         (C)      ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for possible loan losses and the valuation of debt and equity securities and the related deferred taxes.

         (D)      LOANS

                  Loans are stated at the principal amount outstanding. Unearned discount, deferred loan fees net of loan acquisition costs, and the allowance for possible loan losses are shown as reductions of loans. Loan origination and commitment fees and certain loan-related costs are being deferred and the net amount amortized as an adjustment of the related loan's yield over the contractual life of the loan. Unearned discount represents the unamortized amount of finance charges, principally related to certain installment loans. Interest income on most loans is accrued based on the principal amount outstanding.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (D)      LOANS, CONTINUED

                  The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These pronouncements apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and installment loans.

                  A loan is impaired when it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for possible loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for possible loan losses.

                  The Company's installment loans are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and, thus, are not subject to the provisions of SFAS Nos. 114 and 118. Substantially all other loans of the Company are evaluated for impairment under the provisions of SFAS Nos. 114 and 118.

                  The Company considers all loans subject to the provisions of SFAS No. 114 that are on a nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated along with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower's financial condition, collateral, liquidation value, and other factors that affect the borrower's ability to pay.

                  Generally, at the time a loan is placed on nonaccrual status, all interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for possible loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such cash received is applied as a reduction of principal. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (D)      LOANS, CONTINUED

                  Loans not on nonaccrual status are classified as impaired in certain cases when there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company's criteria for nonaccrual status.

                  Generally, the Company also classifies as impaired any loans the terms of which have been modified in a troubled debt restructuring. Interest is generally accrued on such loans that continue to meet the modified terms of their loan agreements.

                  The Company's charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged off in the month when they are considered uncollectible.

         (E)      ALLOWANCE FOR POSSIBLE LOAN LOSSES

                  The provision for possible loan losses represents a charge to earnings necessary, after loan charge-offs and recoveries, to maintain the allowance for possible loan losses at an appropriate level which is adequate to absorb estimated losses inherent in the loan portfolio. Such estimated losses arise primarily from the loan portfolio but may also be derived from other sources, including commitments to extend credit and standby letters of credit. The level of the allowance is determined on a quarterly basis using procedures which include: (1) categorizing commercial and commercial real estate loans into risk categories to estimate loss probabilities based primarily on the historical loss experience of those risk categories and current economic conditions; (2) analyzing significant commercial and commercial real estate credits and calculating specific reserves as necessary; (3) assessing various homogeneous consumer loan categories to estimate loss probabilities based primarily on historical loss experience; (4) reviewing unfunded commitments; and (5) considering various other factors, such as changes in credit concentrations, loan mix, and economic conditions which may not be specifically quantified in the loan analysis process.

                  The allowance for possible loan losses consists of an allocated portion and an unallocated, or general portion. The allocated portion is maintained to cover estimated losses applicable to specific segments of the loan portfolio. The unallocated portion is maintained to absorb losses which probably exist as of the evaluation date but are not identified by the more objective processes used for the allocated portion of the allowance due to risk of errors or imprecision. While the total allowance consists of an allocated portion and an unallocated portion, these terms are primarily used to describe a process. Both portions of the allowance are available to provide for inherent loss in the entire portfolio.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (E)      ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

                  The allowance for possible loan losses is increased by provisions for possible loan losses charged to expense and is reduced by loans charged off net of recoveries on loans previously charged off. The provision is based on management's determination of the amount of the allowance necessary to provide for estimated loan losses based on its evaluation of the loan portfolio. Determining the appropriate level of the allowance and the amount of the provision involves uncertainties and matters of judgment and therefore cannot be determined with precision.

         (F)      LOANS HELD-FOR-SALE

                  Mortgage loans held for sale are reported at the lower of cost or market value, determined by outstanding commitments from investors at the balance sheet date. These loans are valued on an aggregate basis.

         (G)      SECURITIES

                  The Company accounts for securities under the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No.
                  115), "Accounting for Certain Investments in Debt and Equity Securities". Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:

                       -    SECURITIES HELD-TO-MATURITY

                              Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. No securities have been classified as securities held-to-maturity.

                       -    TRADING SECURITIES

                              Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. No securities have been classified as trading securities.

                       -    SECURITIES AVAILABLE-FOR-SALE

                              Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

                  The Company has classified all its securities as securities available-for-sale.

                  Realized gains or losses from the sale of securities are recognized upon realization based upon the specific identification method.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (H)      PREMISES AND EQUIPMENT

                  Premises and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Gain or loss on items retired and otherwise disposed of is credited or charged to operations and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.

                  Expenditures for major renewals and improvements of premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

         (I)      LONG-LIVED ASSETS

                  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has determined that no impairment loss need be recognized for its long-lived assets.

         (J)      CASH AND CASH EQUIVALENTS

                  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds sold are purchased and sold for one-day periods. The Company maintains deposits in excess of the Federal insurance amounts with other financial institutions. Management makes deposits only with financial institutions it considers to be financially sound.

         (K)      INCOME TAXES

                  Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                  The Company and its wholly-owned subsidiaries file a consolidated Federal income tax return.

         (L)      ADVERTISING COSTS

                  Advertising costs are expensed when incurred.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (M)      OTHER REAL ESTATE

                  Real estate acquired in the settlement of loans is initially recorded at the lower of cost (loan value of real estate acquired in settlement of loans plus incidental expense) or estimated fair value, less estimated cost to sell. Based on periodic evaluations by management, the carrying values are reduced by a direct charge to earnings when they exceed net realizable value. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

         (N)      RECLASSIFICATION

                  Certain reclassifications have been made to the 2000 and 1999 figures to conform to the presentation for 2001.

         (O)      OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

                  In the ordinary course of business the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The detail of loans at December 31, 2001 and 2000 is as follows:

                                                                  (In Thousands)
                                                              ---------------------
                                                                2001         2000
                                                                ----         ----
                   Commercial, financial and agricultural     $ 80,224     $ 69,402
                   Installment                                   5,309        4,629
                   Real estate - mortgage                       46,198       34,269
                   Real estate - construction                    9,343        8,289
                                                              --------     --------
                                                               141,074      116,589
                   Allowance for possible loan losses            2,122        1,886
                                                              --------     --------
                                                              $138,952     $114,703
                                                              ========     ========

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         The principal maturities on loans at December 31, 2001 are as follows:

                                                             (In Thousands)
                               -----------------------------------------------------------------------
                                Commercial,
                                Financial
                                   and                      Real Estate -   Real Estate-
             Maturity          Agricultural   Installment     Mortgage      Construction        Total
             --------          ------------   -----------     --------      ------------        -----
         3 months or less        $ 6,710        $   468        $ 4,140        $  3,501        $ 14,819
         3 to 12 months           17,588            967          7,890           5,085          31,530
         1 to 5 years             51,726          3,874         23,641             757          79,998
         Over 5 Years              4,200           --           10,527            --            14,727
                                 -------        -------        -------        --------        --------
                                 $80,224        $ 5,309        $46,198        $  9,343        $141,074
                                 =======        =======        =======        ========        ========


         At December 31, 2001, variable rate and fixed rate loans total $58,163,000 and $82,911,000, respectively. At December 31, 2000, variable rate and fixed rate loans total $53,658,000 and $62,931,000, respectively.

         In the normal course of business, the Company has made loans at prevailing interest rates and terms to its executive officers, directors and their affiliates aggregating $2,768,000 and $1,195,000 at December 31, 2001 and 2000, respectively. As of December 31, 2001, none of these loans were restructured, nor were any related party loans charged off in 2001 and 2000.

         An analysis of the activity with respect to such loans to related parties is as follows:

                                                        (In Thousands)
                                                    ---------------------
                                                         December 31,
                                                    ---------------------
                                                     2001           2000
                                                     ----           ----
               Balance, January 1                   $ 1,195       $ 1,242
               New loans during the year              8,382           411
               Repayments during the year            (6,809)         (458)
                                                    -------       -------
               Balance, December 31                 $ 2,768       $ 1,195
                                                    =======       =======


         In 2001, 2000 and 1999, the Company originated loans for sale in the secondary market approximating $43,803,000, $21,337,000 and $30,135,000, respectively. Under normal terms, the Company may be required, in the event of default, to repurchase loans sold for a period of one year. At December 31, 2001, the Company had not been required to repurchase any of the loans originated by the Company and sold in the secondary market. The gain on sale of these loans totaled $591,000, $381,000 and $465,000 in 2001, 2000 and 1999, respectively.
         Management expects no loss to result from these recourse provisions.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Loans which have been placed on non-accrual status totaled $1,268,000 and $1,447,000 at December 31, 2001 and 2000, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $56,000, $34,000 and $20,000 in 2001, 2000 and 1999, respectively.

         Transactions in the allowance for possible loan losses of the Company for the years ended December 31, 2001, 2000 and 1999 are summarized as follows:

                                                            (In Thousands)
                                                  ---------------------------------
                                                    2001         2000         1999
                                                    ----         ----         ----
               Balance - beginning of period      $ 1,886      $ 1,330      $ 1,026
               Provision charged to operating
                 expense                              570          792          450
               Loans charged off                     (359)        (247)        (151)
               Recoveries                              25           11            5
                                                  -------      -------      -------
               Balance - end of year              $ 2,122      $ 1,886      $ 1,330
                                                  =======      =======      =======

         The Company's principal customers are basically in the Middle Tennessee area with a concentration in Davidson County. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower's financial condition.

         Impaired loans and related loan loss reserve amounts at December 31, 2001 and 2000 were as follows:

                                                              (In Thousands)
                                                          -----------------------
                                                            2001            2000
                                                            ----            ----
               Recorded investment                        $ 1,222         $ 1,433
               Loan loss reserve                          $   425         $   404

         The average recorded investment in impaired loans for the years ended December 31, 2001 and 2000 was $596,000 and $580,000, respectively. There was no interest income recognized on these loans during 2001 and 2000 for the period that such loans were impaired.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the balance sheet according to management's intent. The Company's classification of securities at December 31 was as follows:

                                                                     (In Thousands)
                                                    --------------------------------------------------
                                                              Securities Available-For-Sale
                                                    --------------------------------------------------
                                                                           2001
                                                    --------------------------------------------------
                                                                   Gross        Gross        Estimated
                                                    Amortized    Unrealized   Unrealized       Market
                                                      Cost         Gains        Losses          Value
                                                    ---------    ----------   ----------     ---------
          U.S. Treasury and other U.S.
            government agencies and
            corporations                             $10,078        $ 70        $    96        $10,052
          Obligations of states and political
            subdivisions                               1,104          17           --            1,121
          Mortgage-backed securities                  11,040          59             21         11,078
          Corporate and other securities               1,096         --            --            1,096
                                                     -------        ----        -------        -------
                                                     $23,318        $146        $   117        $23,347
                                                     =======        ====        =======        =======




                                                                     (In Thousands)
                                                    ---------------------------------------------------
                                                              Securities Available-For-Sale
                                                    ---------------------------------------------------
                                                                          2000
                                                    ---------------------------------------------------
                                                                   Gross        Gross         Estimated
                                                    Amortized    Unrealized   Unrealized        Market
                                                      Cost         Gains        Losses          Value
                                                    ---------    ----------   ----------       -------
          U.S. Treasury and other U.S.
            government agencies and
            corporations                             $21,031        $ 16        $   267        $20,780
          Obligations of states and political
            subdivisions                               1,103          14              4          1,113
          Mortgage-backed securities                   3,112           5             58          3,059
          Corporate and other securities               1,038         --            --            1,038
                                                     -------        ----        -------        -------
                                                     $26,284        $ 35        $   329        $25,990
                                                     =======        ====        =======        =======

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt and equity securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                (In Thousands)
             Securities Available-For-Sale                 -----------------------
             -----------------------------                               Estimated
                                                                           Market
                                                            Cost           Value
                                                            ----         ---------
             Due after one year through five years         $ 8,982        $ 8,957
             Due after five years through ten years          1,836          1,844
             Due after ten years                               364            372
             Mortgage-backed securities                     11,040         11,078
             Federal Home Loan Bank stock                      902            902
             The Bankers Bank stock                            194            194
                                                           -------        -------
                                                           $23,318        $23,347
                                                           =======        =======


         Included within the securities portfolio is stock of the Federal Home Loan Bank amounting to $902,000 and $844,000 at December 31, 2001 and 2000, respectively, and stock of The Bankers Bank amounting to $194,000 at December 31, 2001 and 2000, respectively. The stock can be sold back only at par and only to the respective financial institution or to another member institution.

         At December 31, 2001, the Company had four securities with market (carrying) values and amortized costs of $941,000 which did not meet the stress test typically applied to securities. To meet the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases.

         Securities carried in the balance sheet of approximately $6,720,000 (amortized cost of $6,634,000) and $17,641,000 (amortized cost of $17,876,000) were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 2001 and 2000, respectively.

         Included in the securities above are $1,121,000 (amortized cost of $1,104,000) and $1,113,000 (amortized cost of $1,103,000) at December
         31, 2001 and 2000, respectively, in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $3,598,000 (approximate amortized cost of $3,605,000) and $2,118,000
         (approximate amortized cost of $2,161,000) at December 31, 2001 and 2000, respectively.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 2001 and 2000 is as follows:

                                                      (In Thousands)
                                                  ---------------------
                                                    2001         2000
                                                    ----         ----
               Land                               $ 1,092       $ 1,092
               Land improvements                        2          --
               Buildings                            3,208         2,075
               Leasehold improvements                 911           911
               Furniture and fixtures                 576           518
               Equipment                            1,130           985
               Construction in process               --              67
                                                  -------       -------
                                                    6,919         5,648
               Less accumulated depreciation       (1,491)       (1,086)
                                                  -------       -------
                                                  $ 5,428       $ 4,562
                                                  =======       =======


(5)      DEPOSITS

         Deposits at December 31, 2001 and 2000 are summarized as follows:

                                                                          (In Thousands)
                                                                      ----------------------
                                                                        2001          2000
                                                                        ----          ----
               Demand deposits                                        $ 14,962      $ 10,535
               Savings deposits                                          1,217           985
               Negotiable order of withdrawal                           12,137        11,167
               Money market demand accounts                             62,250        67,056
               Certificates of deposit and individual retirement
                 accounts $100,000 or greater                           31,910        24,659
               Other certificates of deposit                            26,056        28,144
               Other individual retirement accounts                      1,561         1,547
                                                                      --------      --------

                                                                      $150,093      $144,093
                                                                      ========      ========


         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2001 are as follows:

                                                       (In Thousands)
                                       -----------------------------------------------
                                       Single Deposits     Single Deposits
                    Maturity            Under $100,000     Over $100,000        Total
                    --------            --------------     -------------        -----
               3 months or less            $ 8,969            $12,883          $21,852
               3 to 6 months                 9,028              4,353           13,381
               6 to 12 months                8,313             13,227           21,540
               1 to 5 years                  1,307              1,447            2,754
                                           -------            -------          -------
                                           $27,617            $31,910          $59,527
                                           =======            =======          =======

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(5)      DEPOSITS, CONTINUED

         At December 31, 2001 certificates of deposit and other deposits in denominations of $100,000 or more amounted to $74,775,000 as compared to $73,246,000 at December 31, 2000.

         The Company is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2001 and 2000 was approximately $513,000 and $212,000, respectively.

(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements at any month end during 2001 and 2000 was $2,978,000 and $2,425,000, respectively. The average daily balance outstanding during 2001 and 2000 was $2,447,000 and $1,884,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(7)      ADVANCES FROM FEDERAL HOME LOAN BANK

         The advances from the Federal Home Loan Bank at December 31, 2001 and 2000 consist of the following:

                                                        (In Thousands)
                                                     --------------------
                                                          December 31
                                                     --------------------
               Interest Rate                           2001         2000
               -------------                           ----         ----
                   5.48%                             $ 5,000       $5,000
                   4.94%                               6,000         --
                                                     -------       ------
                                                     $11,000       $5,000
                                                     =======       ======


         Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2001:

                                                      (In Thousands)
                        Year Ending                   --------------
                        December 31,                       Amount
                        ------------                  --------------
                            2008                          $ 5,000
                            2011                            6,000
                                                          -------
                                                          $11,000
                                                          =======


         These advances are collateralized by approximately $14,850,000 of the Company's mortgage loan portfolio.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(8)      INCOME TAXES

         The components of the net deferred income tax asset are as follows:

                                                   (In Thousands)
                                                 -------------------
                                                     December 31
                                                 -------------------
                                                 2001          2000
                                                 ----          ----
               Deferred tax asset:
                 Federal                         $ 700         $ 708
                 State                             131           133
                                                 -----         -----
                                                   831           841
                                                 -----         -----

               Deferred tax liability:
                 Federal                           (90)          (62)
                 State                             (17)          (12)
                                                 -----         -----
                                                  (107)          (74)
                                                 -----         -----
                                                 $ 724         $ 767
                                                 =====         =====


         The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                         (In Thousands)
                                                                       -------------------
                                                                        2001         2000
                                                                        ----         ----
               Financial statement allowance for loan
                 losses in excess of the tax allowance                 $ 727         $ 667

               Excess of depreciation deducted in the
                 financial statements over the amounts
                 deducted for tax purposes                                46            34

               Financial statement deduction for deferred
                 compensation in excess of deduction for
                 tax purposes                                             48            28

               Financial statement income on FHLB stock
                 dividends not recognized for tax purposes               (96)          (74)

               Unrealized loss (gain) on securities
                 available-for-sale                                      (11)          112

               Financial statement deduction for organizational
                 costs in excess of the amounts deducted for
                 tax purposes                                             10          --
                                                                       -----         -----
                                                                       $ 724         $ 767
                                                                       =====         =====

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(8)      INCOME TAXES, CONTINUED

         The components of income tax expense (benefit) are summarized as follows:

                                                        (In Thousands)
                                                -----------------------------
                                                2001        2000        1999
                                                ----        ----        ----
               Current:
                 Federal                        $ 564       $ 324       $ 621
                 State                            107          62         118
                                                -----       -----       -----
                                                  671         386         739
                                                -----       -----       -----

               Deferred:
                 Federal                          (67)       (174)        (86)
                 State                            (12)        (33)        (16)
                                                -----       -----       -----
                                                  (79)       (207)       (102)
                                                -----       -----       -----

                        Actual tax expense      $ 592       $ 179       $ 637
                                                =====       =====       =====


         A reconciliation of actual income tax expense of $592,000, $179,000 and $637,000 for the years ended December 31, 2001, 2000 and 1999, respectively, to the "expected" tax expense (computed by applying the statutory Federal income tax rate of 34% to earnings before income taxes) is as follows:

                                                                 (In Thousands)
                                                         -----------------------------
                                                         2001        2000        1999
                                                         ----        ----        ----
               Computed "expected" tax expense           $ 538       $ 430       $ 570
               State income taxes, net of Federal
                 income tax benefit                         63          19          67
               Disallowed expenses                           4           8           8
               Tax exempt interest, net of interest
                 expense exclusion                         (15)        (14)        (11)
               Compensation deduction related to
                 non-qualified stock option plan            (3)       (272)       --
               Other items, net                              5           8           3
                                                         -----       -----       -----

                         Actual tax expense              $ 592       $ 179       $ 637
                                                         =====       =====       =====


         There were no sales of securities in 2001, 2000 or 1999.

(9)      PROFIT-SHARING PLAN

         The Company has in effect a 401(K) profit sharing plan for the benefit of its employees. Employees eligible to participate in the plan are those at least 21 years old and who have completed 1,000 hours of service. Those employees who were employed on the Plan's effective date do not have to satisfy the eligibility requirements. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2001, 2000 and 1999, the Company contributed $132,000, $86,000 and $75,000, respectively, to the plan.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(10)     COMMITMENT AND CONTINGENCIES AND RELATED PARTY TRANSACTIONS

         The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial position.

         During 1994, the subsidiary Bank entered into an operating lease agreement for the building in which the subsidiary Bank operates. The agreement is for a period of ten years with the subsidiary Bank having the right of first refusal at the end of the lease to renew and extend the term at the then prevailing fair market value of the premises. The terms of the lease required an initial payment of $40,000 which is being amortized over the term of the lease. During 1996, the subsidiary Bank entered into an operating lease agreement for facilities related to the operation of a new branch. The agreement is for a period of five years and can be renewed for up to four consecutive five year terms. During the year ended December 31, 1998, the subsidiary Bank entered into several operating lease agreements for facilities related to the operation of a new branch, mortgage loan department, and operations center. The agreement related to the new branch is for a period of ten years and can be renewed for up to two consecutive five-year terms. The mortgage loan department's lease agreement is for a two-year period, and the agreement for the operations center is for a five-year period. During the year ended December 31, 2000, the subsidiary Bank renewed the operating lease agreement for the mortgage loan department for forty-seven months.

         The subsidiary Bank also entered into operating lease agreements for three automobiles. The automobile leases are normally for a period of three years.

         Minimum future rental payments required under the terms of the leases are as follows:

                                                   (In Thousands)
                                     -------------------------------------------
                   Year Ending                      Other
                   December 31,      Building    Facilities   Vehicles     Total
                   -----------       --------    ----------   --------     -----
                     2002              $141         $183        $20       $  344
                     2003               141          188         10          339
                     2004                11          119          6          136
                     2005                --          114         --          114
                     2006                --           87         --           87
                   Later Years           --           89         --           89
                                       ----         ----        ---       ------
                                       $293         $780        $36       $1,109
                                       ====         ====        ===       ======


         Total rent expense under the leases amounted to $367,000, $345,000 and $333,000, respectively, during the years ended December 31, 2001, 2000 and 1999.

         The operations center lease payments are to a director of the Company. The amount paid for this lease was $55,000, $50,000 and $46,000 during the years ended December 31, 2001, 2000 and 1999, respectively.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(10)     COMMITMENT AND CONTINGENCIES AND RELATED PARTY TRANSACTIONS, CONTINUED

         For two months of 1999 the subsidiary Bank utilized a company partially owned by the subsidiary Bank's former Chairman of the Board for data processing services. The amount paid for these services during the year ended December 31, 1999 was $22,000.

         During 2000, the subsidiary Bank acquired 250,000 shares of common stock at a price of $18.00 per share from its then largest shareholder. In addition, the shareholder exercised all of his options for 112,500 shares at a total exercise price of $1,225,000. The subsidiary Bank then acquired these shares at $18.00 per share. The net effect of these transactions was to reduce the total capital of the subsidiary Bank by $5,300,000.

         During 2001, 5,000 shares of authorized but unissued common stock were sold to a retiring Director of the subsidiary Bank pursuant to the exercise of vested options for 5,000 shares at an exercise price of $10.00 per share. The aggregate proceeds were $50,000.

(11)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                   (In Thousands)
                                                                --------------------
                                                                 2001         2000
                                                                 ----         ----
             Financial instruments whose contract
               amounts represent credit risk:
                  Commercial loan commitments                   $ 6,303      $ 4,919
                  Unfunded lines-of-credit                       17,320       10,034
                  Letters of credit                               1,365          933
                                                                -------      -------
                         Total                                  $24,988      $15,886
                                                                =======      =======


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral normally consists of real property.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(12)     CONCENTRATION OF CREDIT RISK

         Practically all of the Company's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company's market area. Practically all such customers are depositors of the Company. Investment in state and municipal securities also include governmental entities within the Company's market area. The concentrations of credit by type of loan are set forth in note 2 to the financial statements.

(13)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

         The Company and its subsidiary are subject to regulatory capital requirements administered by the Federal Reserve Bank, Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions. Failure to meet capital requirements can initiate certain mandatory -- and possibly additional discretionary-actions by regulators that could, in that event, have a direct material effect on the institution's financial statements. The relevant regulations require the Company and its subsidiary to meet specific capital adequacy guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting principles. The Company's capital classifications are also subject to qualitative judgments by the Regulators about components, risk weightings and other factors. Those qualitative judgments could also affect the Company's capital status and the amount of dividends the Company may distribute.

         The Company and its subsidiary are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. The Company and its subsidiary are required to have minimum Tier I and Total Capital ratios of 4.0% and 8.0%, respectively. The actual ratios at that date were 11.5% and 12.8%, respectively, at December 31, 2001 and 12.4% and 13.7%, respectively, at December 31, 2000. The leverage ratios at December 31, 2001 and 2000 were 9.2% and 9.4%, respectively, and the minimum requirement was 4.0%.

         As of December 31, 2001, the most recent notification from the banking regulators categorized the Company and its subsidiary as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company's category.

(14)     DEFERRED COMPENSATION PLAN

         The Company provides its directors a deferred compensation plan. The plan was established in 1999 to reward the directors for past performance and to provide retirement and death benefits. There were nine directors participating in the plan at December 31, 2001.

         The plan provides retirement benefits for a period of 120 months after the director reaches the age of 65. The Company has purchased insurance policies to provide death benefits provided for in the plans. The insurance policies remain the sole property of the Company and are payable to the Company. At December 31, 2001 and 2000, the deferred compensation liability totaled $126,000 and $72,000, respectively, the cash surrender value of life insurance was $1,151,000 and $776,000, respectively, and the face amount of the insurance policies in force approximated $6,625,000 in 2001 and 2000. The deferred compensation plan is not qualified under Section 401 of the Internal Revenue Code.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(15)     STOCK OPTION PLAN

         In March of 2001, the Company's stockholders approved the Capital Bancorp, Inc. 2001 Stock Option Plan which provides for the grant of options to purchase 500,000 shares of the Company's stock. The Company agreed with the Bank that it would exchange its options to the holders of stock options under the Bank's stock option plan on an option-for-option basis. Thus options that were outstanding under the Bank's stock option plan have been exchanged for options under the Company's stock option plan. It is intended that the holders of the Bank's options will be able to exercise their options on exactly the terms and conditions that they could have exercised Bank stock options. Thus substantially identical vesting, exercise price, and all other material terms of exercise have been grafted on the stock options exchanged by Bank stock option holders. (Thus, for example, Bank stock options that were fully vested at the time that the Company acquired the Bank became fully vested at the time of their exchange for Company stock options.) At December 31, 2001, the Company has granted the right to purchase 123,000 shares of stock to its officers and 50,000 shares of stock to the Bank's Directors at an exercise price of $10.00 per share.

         Under the Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options, and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

         Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock Based Compensation" sets forth the methods for recognition of cost of plans similar to those of the Company. As is permitted, management has elected to continue accounting for the plan under APB Opinion 25 and related Interpretations in accounting for its plan. However, under SFAS No. 123, the Company is required to make proforma disclosures as if cost had been recognized in accordance with the pronouncement. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net earnings, basic earnings per common share and diluted earnings per common share would have been reduced to the proforma amounts indicated below.

                                                                  In Thousands,
                                                           Except Per Share Amounts
                                                           --------------------------
                                                           2001      2000       1999
                                                           ----      ----       ----
           Net earnings                 As Reported        $989     $1,087     $1,038
                                        Proforma           $968     $1,076     $1,038

           Basic earnings per           As Reported        $.63     $  .68     $  .64
               common share             Proforma           $.62     $  .68     $  .64

           Diluted earnings per         As Reported        $.62     $  .65     $  .59
               common share             Proforma           $.60     $  .65     $  .59

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(15)     STOCK OPTION PLAN, CONTINUED

         A summary of the stock option activity for 2001, 2000 and 1999 is as follows:

                                                2001                             2000                          1999
                                     --------------------------       --------------------------      ------------------------
                                                     Weighted                         Weighted                      Weighted
                                                     Average                          Average                        Average
                                                     Exercise                         Exercise                      Exercise
                                        Shares         Price          Shares           Price          Shares          Price
                                        ------       --------         ------          ---------       ------        --------
         Outstanding at
           beginning of year          203,500       $     10.91       312,000       $      10.81      295,000      $     10.34
         Granted                        7,000             14.00         4,000              18.00       17,000            19.00
         Exercised                     (5,000)           (10.00)     (112,500)            (10.89)        --               --
         Forfeited                    (32,500)           (10.00)         --                --            --               --
                                     --------       -----------       --------       -----------      -------      -----------
         Outstanding at end of
           year                       173,000       $     10.76        203,500       $     10.91      312,000      $     10.81
                                     ========       ===========       ========       ===========      =======      ===========

         Options exercisable at
           year end                   157,100                          185,900                        295,000
                                     ========                         ========                        =======


         The following table summarizes information about fixed stock options outstanding at December 31, 2001:

                                            Options Outstanding                     Options Exercisable
                                ---------------------------------------------    --------------------------
                                                                  Weighted
                                                  Weighted         Average                         Weighted
                Range of           Number          Average        Remaining         Number         Average
                Exercise        Outstanding       Exercise       Contractual     Exercisable       Exercise
                 Prices         at 12/31/01         Price           Life         at 12/31/01        Price
                --------        -----------       --------       -----------     -----------       --------
                $  10.00            145,000       $  10.00        4.0 years          145,000       $  10.00
                $  14.00             24,000       $  14.00       8.75 years           10,500       $  14.00
                $  19.00              4,000       $  19.00        8.0 years            1,600       $  19.00
                                 ----------                                       ----------
                                    173,000                                          157,100
                                 ==========                                       ==========


         The 24,000 options with an option price of $14.00 includes 17,000 options than were repriced in 2001.

         See note 10 to the financial statements for redemption of stock options during 2001 and 2000.

(16)     EARNINGS PER SHARE

         Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" setsforth uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Company the computation of diluted earnings per share begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options and warrants.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(16)     EARNINGS PER SHARE, CONTINUED

         The following is a summary of the components comprising basic and diluted earnings per share (EPS):

                                                                                      In Thousands,
                                                                                   Except Share Amounts
                                                                     ----------------------------------------------
                                                                          2001             2000            1999
                                                                          ----             ----            ----
           Basic EPS Computation:

             Numerator - Earnings available to
                common stockholders                                  $         989    $       1,087   $       1,038
                                                                     -------------    -------------   -------------
             Denominator - Weighted average number
                of common shares outstanding                             1,562,531        1,589,233       1,631,821
                                                                     -------------    -------------   -------------
                      Basic earnings per common share                $         .63    $         .68   $         .64
                                                                     =============    =============   =============

           Diluted EPS Computation:

             Numerator - Earnings available to common
                stockholders                                         $         989    $       1,087   $       1,038
                                                                     -------------    -------------   -------------

             Denominator:
                Weighted average number of common
                  shares outstanding                                     1,562,531        1,589,233       1,631,821
                Dilutive effect of stock options and
                  warrants                                                  39,545           73,545         132,333
                                                                     -------------    -------------   -------------
                                                                         1,602,076        1,662,778       1,764,154
                                                                     -------------    -------------   -------------
                      Diluted earnings per common
                        share                                        $         .62    $         .65   $         .59
                                                                     =============    =============   =============

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(17)     CAPITAL BANCORP, INC. -
            PARENT COMPANY FINANCIAL INFORMATION

                              CAPITAL BANCORP, INC.
                              (PARENT COMPANY ONLY)

                                  BALANCE SHEET

                                DECEMBER 31, 2001

                                                                             (In Thousands)

                                        ASSETS
         Investment in wholly-owned commercial bank subsidiary              $        16,540*
         Deferred tax benefit                                                            10
                                                                            ---------------

              Total assets                                                  $        16,550
                                                                            ===============

                         LIABILITIES AND STOCKHOLDERS' EQUITY

         Due to wholly-owned commercial bank subsidiary                     $            29*
                                                                            ---------------
              Total liabilities                                                          29
                                                                            ---------------

         Stockholders' equity:
           Preferred stock, no par value, authorized 20,000,000 shares,
              no shares issued                                              $          --
           Common stock, par value $4 per share, authorized 20,000,000
              shares, 1,565,271 shares issued and outstanding                         6,261
           Additional paid-in capital                                                 5,909
           Retained earnings                                                          4,333
           Unrealized gains on available-for-sale securities, net of
              income taxes of $11,000                                                    18
                                                                            ---------------
                  Total stockholders' equity                                         16,521
                                                                            ---------------

                  Total liabilities and stockholders' equity                $        16,550
                                                                            ===============

         *Eliminated in consolidation.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(17)     CAPITAL BANCORP, INC. -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                              CAPITAL BANCORP, INC.
                              (PARENT COMPANY ONLY)

                STATEMENT OF EARNINGS AND COMPREHENSIVE EARNINGS

              FOR THE PERIOD FROM JULY 1, 2001 TO DECEMBER 31, 2001

                                                                           (In Thousands)

         Expenses:
           Organizational costs                                           $           29
                                                                          --------------

              Loss before Federal income tax benefits
                and equity in undistributed earnings of
                commercial bank subsidiary                                           (29)

         Federal income tax benefits                                                  10
                                                                          --------------
                                                                                     (19)

         Equity in undistributed earnings of commercial
           bank subsidiary                                                           637*
                                                                          --------------

              Net earnings                                                           618
                                                                          --------------

         Other comprehensive loss, net of tax:
           Unrealized losses on available-for-sale securities
              arising during period, net of taxes of $23,000                         (38)
                                                                          --------------
                      Other comprehensive loss                                       (38)
                                                                          --------------

                      Comprehensive earnings                              $          580
                                                                          ==============


         *Eliminated in consolidation.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(17)     CAPITAL BANCORP, INC .-
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                              CAPITAL BANCORP, INC.
                              (PARENT COMPANY ONLY)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE PERIOD FROM JULY 1, 2001 TO DECEMBER 31, 2001

                                                                            (In Thousands)
                                            ----------------------------------------------------------------------------------
                                                                                                   Net Unrealized
                                                                         Additional                Gain (Loss) On
                                             Preferred        Common      Paid-In    Retained      Available-For-
                                               Stock          Stock       Capital    Earnings     Sale Securities      Total
                                            ------------      ------      ------     --------     ---------------     --------
Issuance of 1,560,271 shares of
   common stock in exchange for
   1,560,271 common shares of
   commercial bank subsidiary               $       --        $6,241      $5,879      $3,715           $ 56           $ 15,891

Issuance of 5,000 shares of common
   stock pursuant to exercise of stock
   options                                          --            20          30        --              --                 50

Net change in unrealized gain (loss)
   on available-for-sale securities
   during the year, net of taxes of
   $23,000                                          --          --          --          --              (38)              (38)

Net earnings for the year                           --          --          --           618            --                618
                                            ------------      ------      ------      ------           ----          --------

Balance December 31, 2001                   $       --        $6,261      $5,909      $4,333           $ 18          $ 16,521
                                            ============      ======      ======      ======           ====          ========

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(17)     CAPITAL BANCORP, INC. -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                              CAPITAL BANCORP, INC.
                              (PARENT COMPANY ONLY)

                             STATEMENT OF CASH FLOWS

              FOR THE PERIOD FROM JULY 1, 2001 TO DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                           (In Thousands)

         Cash flows from operating activities:
           Net cash related to operating activities                       $           --
                                                                          --------------

         Cash flows from investing activities:
           Capital contribution to bank subsidiary                                   (50)
                                                                          --------------
                    Net cash used in investing activities                            (50)
                                                                          --------------

         Cash flows from financing activities:
           Proceeds from exercise of stock options                                    50
                                                                          --------------
                  Net cash provided by financing activities                           50
                                                                          --------------

                  Net increase (decrease) in cash and cash
                    equivalents                                                       --

         Cash and cash equivalents at beginning of year                               --
                                                                          --------------

         Cash and cash equivalents at end of year                         $           --
                                                                          ==============

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(17)     CAPITAL BANCORP, INC. -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                              CAPITAL BANCORP, INC.
                              (PARENT COMPANY ONLY)

                       STATEMENT OF CASH FLOWS, CONTINUED

              FOR THE PERIOD FROM JULY 1, 2001 TO DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                             (In Thousands)
                                                                            --------------
         Reconciliation of net earnings to net cash related to
           operating activities:
              Net earnings                                                  $          618

         Adjustments to reconcile net earnings to net cash
           related to operating activities:
              Equity in earnings of commercial bank
                subsidiary                                                            (637)
              Organizational costs                                                      29
              Increase in deferred taxes                                               (10)
                                                                            --------------
                Total adjustments                                                     (618)
                                                                            --------------

                Net cash related to operating activities                    $           --
                                                                            ==============


         Supplemental Non-Cash Investing and Financing Activities:
         --------------------------------------------------------

                 The Company incurred costs in connection with the reorganization discussed in note 1(a) to the consolidated financial statements of $29,000. These costs were funded by the bank subsidiary for which the parent company has a liability at December 31, 2001.

                 The Company issued 1,560,271 shares of its common stock in exchange for all the outstanding stock of the subsidiary bank. The investment has been recorded at $15,891,000, the net book value of the subsidiary bank at the date of the stock exchange.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(18)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS No. 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

                 Cash and short-term investments

                    For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

                 Securities

                    The carrying amounts for short-term securities approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term securities and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

                    SFAS No. 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Accordingly, these considerations have not been incorporated into the fair value estimates.

                 Loans

                    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage, credit card and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

                    The fair value of the various categories of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining average estimated maturities.

                    The estimated maturity for mortgages is modified from the contractual terms to give consideration to management's experience with prepayments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented below would be indicative of the value negotiated in an actual sale.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(18)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                 Loans, Continued

                    The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on the Company's internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals), etc.

                 Loans Held for Sale

                    These instruments are carried in the consolidated balance sheet at the lower of cost or market value. The fair value of these instruments are based on subsequent liquidation values of the instruments which did not result in any significant gains or losses.

                 Deposit Liabilities

                    The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Under the provision of SFAS No. 107 the fair value estimates for deposits does not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                 Securities Sold Under Repurchase Agreements

                    The securities sold under repurchase agreements are payable upon demand. For this reason the carrying amount is a reasonable estimate of fair value.

                 Advances from Federal Home Loan Bank

                    The fair value of these advances is estimated by discounting the future payments using the current rates at which similar advances could be obtained for the same remaining average maturities.

                 Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

                    Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2001 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(18)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                 Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written, Continued

                    The carrying value and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 are as follows:

                                                                                   In Thousands
                                                            ---------------------------------------------------------
                                                                       2001                           2000
                                                            -------------------------      --------------------------
                                                              Carrying                       Carrying
                                                               Amount      Fair Value         Amount       Fair Value
                                                               ------      ----------         ------       ----------
                   Financial assets:
                     Cash and short-term investments        $     6,741   $     6,741      $    17,211    $    17,211
                     Securities                                  23,347        23,347           25,990         25,990

                     Loans                                      141,074                        116,589
                     Less: allowance for loan losses              2,122                          1,886
                                                            -----------                    -----------
                          Loans, net of allowance               138,952       139,427          114,703        113,656
                                                            -----------                    -----------

                     Loans held for sale                          3,514         3,514              765            765

                   Financial liabilities:
                     Deposits                                   150,093       150,927          144,093        144,575
                     Securities sold under repurchase
                        agreements                                2,854         2,854            1,545          1,545
                     Advances from Federal Home Loan
                        Bank                                     11,000        11,498            5,000          4,800

                   Unrecognized financial instruments:
                        Commitments to extend credit               --            --               --             --
                        Standby letters of credit                  --            --               --             --

                 Limitations

                    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                              CAPITAL BANCORP, INC.

                        DECEMBER 31, 2001, 2000 AND 1999


(18)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                 Limitations, Continued

                    Fair value estimates are based on estimating on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, a Company has a mortgage department that contributes net fee income annually. The mortgage department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.